Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE FISCAL FOURTH

QUARTER AND FULL YEAR ENDED SEPTEMBER 30, 2010

Digital revenue represented 40% of U.S. Recorded Music revenue in the quarter;

Cash balance grew to $439 million as of September 30, 2010

•

Total revenue of $752 million declined 13% from the prior-year quarter, and was down 12% on a constant-currency basis. Full-year 2010 revenue declined 7% to $2,984 million, and declined 9% on a constant-currency basis.

•

Digital revenue was $197 million, or 26% of total revenue, up 7% from $184 million in the prior-year quarter on both an as-reported and constant-currency basis. Digital revenue grew 10% sequentially from the third quarter of fiscal 2010, or 9% on a constant-currency basis. Full-year 2010 digital revenue rose 8% to $759 million, or 25% of total revenue, and grew 6% on a constant-currency basis.

•

Operating income was $20 million compared to operating income of $54 million in the prior-year quarter. Operating income included $34 million of severance charges ($31 million in Recorded Music, $2 million in Music Publishing and $1 million in Corporate) compared to $14 million of severance charges in the prior-year quarter ($13 million in Recorded Music and $1 million in Corporate) (the “Quarterly Severance Charges”).

•

For the full-year 2010, operating income was $90 million compared to operating income of $135 million in fiscal year 2009. Operating income included $54 million of severance charges ($46 million in Recorded Music, $2 million in Music Publishing and $6 million in Corporate) compared to $23 million of severance charges in the prior fiscal year ($18 million in Recorded Music, $2 million in Music Publishing and $3 million in Corporate) (the “Fiscal-Year Severance Charges”).

•

Operating income before depreciation and amortization (OIBDA) was down 29% to $85 million from $120 million in the prior-year quarter. OIBDA for the current- and prior-year quarters included the Quarterly Severance Charges. OIBDA for fiscal year 2010 was $348 million, down 12% from $397 million in fiscal year 2009. OIBDA for the current and prior fiscal years included the Fiscal-Year Severance Charges.

•

Net loss was $0.31 per diluted share compared to net loss of $0.12 per diluted share in the prior-year quarter. Severance charges had a $0.23 per diluted share impact in the current quarter and a $0.09 per diluted share impact in the prior-year quarter. For the fiscal year, net loss was $0.96 per diluted share as compared to a net loss of $0.67 in fiscal year 2009. Severance charges had a $0.36 per diluted share impact in the current fiscal year and a $0.15 per diluted share impact in the prior fiscal year.

NEW YORK, November 17, 2010—Warner Music Group Corp. (NYSE: WMG) today announced its fourth-quarter and full-year financial results for the period ended September 30, 2010.

“Our work to diversify revenue, and conservatively manage our costs, continues to help minimize the industry’s ongoing recorded music pressures,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We generated strong yields on our artist investments, including our highest U.S. quarterly total album share in 14 years. Our digital and non-traditional revenue grew to a combined nearly 40% of total revenue in the quarter.”

“Our successful cost-management efforts enabled us to sustain OIBDA margins essentially in line with the prior year, even with increased severance charges,” added Steven Macri, Warner Music Group’s Executive Vice President and CFO. “We have a strong cash position and we expect to continue generating cash in excess of our operating and investing needs going forward.”

Fourth-Quarter Results

For the quarter, revenue declined 13.3% to $752 million from $867 million in the prior-year quarter, and was down 11.8% on a constant-currency basis. The company’s revenue results continue to reflect the transition from physical to digital in the recorded music industry where increases in digital revenue have not yet fully offset the declines in physical revenue.

International revenue fell 10.0%, or 7.4% on a constant-currency basis, while domestic revenue declined 17.2%. Revenue growth in the U.K. and Italy was offset by weakness in the U.S., Japan and the rest of Europe. The overall increase in digital revenue, primarily as a result of continued global download growth, was more than offset by contracting demand for physical product.

Digital revenue of $197 million grew 7.1% over the prior-year quarter on both an as-reported and constant-currency basis. Digital revenue was up 10.1% sequentially from the third quarter of fiscal 2010, or 9.4% on a constant-currency basis, and represented 26.2% of total revenue for the quarter. The growth in digital revenue reflected global growth in downloads due to a stronger release schedule, partially offset by continued declines in the domestic mobile business, primarily related to lower ringtone demand.

Operating income was $20 million compared to operating income of $54 million in the prior-year quarter. Operating margin was down 3.6 percentage points to 2.7%. OIBDA decreased 29.2% to $85 million from $120 million in the prior-year quarter and OIBDA margin contracted 2.5 percentage points to 11.3% (see below for calculations and reconciliations of OIBDA and OIBDA margin). Operating income and OIBDA for the current- and prior-year quarters include the Quarterly Severance Charges, which were the primary factors contributing to their declines.

Net loss was $46 million, or $0.31 per diluted share, compared with net loss of $18 million, or $0.12 per diluted share, in the prior-year quarter. Severance charges had a $0.23 per diluted share impact in the current quarter and a $0.09 per diluted share impact in the prior-year quarter.

As of September 30, 2010, the company reported a cash balance of $439 million, total long-term debt of $1.95 billion and net debt (total long-term debt minus cash) of $1.51 billion.

Net cash provided by operating activities was $50 million compared to $36 million in the prior-year quarter. The increase was primarily related to the timing of collections and effective working capital management. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $25 million compared to $20 million in the prior-year quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $25 million, compared to $20 million in the prior-year quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow). There were no cash interest payments in the fourth quarters of fiscal 2010 and fiscal 2009. Following the company’s May 2009 refinancing, all of the company’s cash interest payments are made semi-annually in the first and third quarters of the fiscal year.

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business declined 13.3% from the prior-year quarter to $619 million, and 12.2% on a constant-currency basis. The decline reflected weakness in the U.S., Japan and most of Europe, partially offset by strength from both local and international artists in the U.K., Italy and Germany.

International Recorded Music revenue declined 11.9% from the prior-year quarter, and 9.9% on a constant-currency basis, to $356 million, while domestic Recorded Music revenue fell 15.2% from the prior-year quarter to $263 million. The company’s Recorded Music business experienced growth in digital download revenue, which was particularly strong internationally. Non-traditional Recorded Music revenue also grew, helped by the company’s European concert promotion business, particularly in Italy. This performance was more than offset by contracting demand for physical product. The top sellers in the quarter included Linkin Park, Phil Collins and Zac Brown Band, in addition to two Japanese artists – Kobukuro and Superfly.

Recorded Music digital revenue of $183 million grew 7.0% over the prior-year quarter on both an as-reported and constant-currency basis, and represented 29.6% of total Recorded Music revenue, compared with 23.9% in the prior-year quarter. Domestic Recorded Music digital revenue amounted to $104 million, or 39.5% of total domestic Recorded Music revenue, compared with 33.5% in the prior-year quarter. Year-over-year digital revenue growth was driven by global strength in digital downloads, partially offset by declines in domestic mobile revenue, primarily related to lower ringtone demand.

Recorded Music operating income declined to $7 million from $49 million in the prior-year quarter, resulting in an operating margin of 1.1%, down 5.8 percentage points from 6.9% in the prior-year quarter. Recorded Music OIBDA fell 45.3% to $52 million for the quarter and Recorded Music OIBDA margin declined 4.9 percentage points from the prior-year quarter to 8.4%. Operating income and OIBDA for the current- and prior-year quarters included the Quarterly Severance Charges, which were the primary factors contributing to their declines.

Music Publishing

Music Publishing revenue declined 12.9% from the prior-year quarter to $142 million, and was down 10.1% on a constant-currency basis. International Music Publishing revenue decreased 1.2% on an as-reported basis, and grew 5.1% on a constant-currency basis, to $83 million, while domestic Music Publishing revenue declined 25.3% from the prior-year quarter to $59 million.

Synchronization revenue grew 38.1% and digital revenue grew 12.5% on both an as-reported and constant-currency basis. Performance revenue declined 13.3%, and was down 8.8% on a constant-currency basis, while mechanical revenue fell 35.5%, or 33.3% on a constant-currency basis.

Music Publishing results included the benefit of $5 million in revenue and $2 million in OIBDA in the current quarter, and $25 million in revenue and $7 million in OIBDA in the prior-year quarter, from an agreement reached by the U.S. recorded music and music publishing industries, related to the payment of mechanical royalties accrued in prior years by record companies. The decline in the size of this accrual significantly impacted the year-over-year comparison for domestic mechanical revenue results.

The increase in synchronization revenue reflected an improvement in the advertising business, while digital revenue grew primarily due to a growing digital business and timing of collections. The decline in performance revenue was due to the timing of cash collections and the company’s decision not to renew certain low-margin administration deals.

Music Publishing operating income declined to $38 million from $43 million in the prior-year quarter, resulting in an operating margin of 26.8%, up 0.4 percentage points from the prior-year quarter. Music Publishing OIBDA fell 6.7% to $56 million while Music Publishing OIBDA margin expanded 2.6 percentage points to 39.4%. The margin expansion was primarily the result of changes in revenue mix, with mechanical revenue representing a larger percentage of total Music Publishing revenue in the prior-year quarter. Mechanical revenue tends to have a lower margin than other types of Music Publishing revenue. Operating income and OIBDA for the current quarter included the Quarterly Severance Charges.

Full-Year Results

For the fiscal year, revenue declined 6.7% to $2,984 million from $3,198 million in the prior year, and was down 8.6% on a constant-currency basis. This performance primarily reflected the continuing transition from physical sales to digital sales in the recorded music industry. Domestic revenue declined 11.2% while international revenue decreased 3.0%, or 6.4% on a constant-currency basis. Digital revenue of $759 million grew 8.0% over the prior-year, or 6.2% on a constant-currency basis, and represented 25.4% of total revenue.

Operating income fell 33.3% to $90 million from $135 million in the prior year and operating margin was down 1.2 percentage points to 3.0%. OIBDA decreased 12.3% to $348 million from $397 million in the prior year and OIBDA margin declined 0.7 percentage points to 11.7%. Operating income and OIBDA for the current and prior fiscal year included the Fiscal-Year Severance Charges, which were the primary factors contributing to their declines.

Net loss was $143 million, or $0.96 per diluted share, compared with a net loss of $100 million, or $0.67 per diluted share, in the prior fiscal year. Severance charges had a $0.36 per diluted share impact in the current fiscal year and a $0.15 per diluted share impact in the prior fiscal year.

Net cash provided by operating activities was $150 million compared to $237 million in the prior year. Free Cash Flow was $65 million, compared to $319 million in fiscal 2009. The primary factors impacting the comparison in Free Cash Flow results between fiscal year 2010 and fiscal year 2009 were $123 million in cash received in fiscal 2009 for the previously disclosed sale of a minority stake in Front Line Management and $60 million in incremental cash interest expense in fiscal year 2010. Unlevered After-Tax Cash Flow was $234 million, compared to $428 million in fiscal 2009 (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the fiscal year.

Recorded Music

Recorded Music revenue declined 7.1% to $2,455 million, and was down 9.2% on a constant-currency basis. Domestic Recorded Music revenue declined 11.2% from the prior year to $1,043 million while international Recorded Music revenue was down 3.8%, or 7.7% on a constant-currency basis. Recorded Music revenue was challenged by the continued decline in physical sales that is not currently being offset by growth in digital sales. Recorded Music revenue was 42% domestic and 58% international. Digital Recorded Music revenue grew 8.7% over the prior year to $713 million, and grew 6.7% on a constant-currency basis, representing 29.0% of Recorded Music revenue for fiscal 2010, up from 24.8% in fiscal 2009. Domestic Recorded Music digital revenue amounted to $421 million, or 40.4% of total domestic Recorded Music revenue, up from $419 million or 35.7% in the prior year. Major sellers for the year included Michael Bublé, Jay-Z, Linkin Park, Muse and the “New Moon” soundtrack album.

Recorded Music operating income dropped 31.5% to $102 million from $149 million in the prior year and operating income margin contracted 1.5 percentage points to 4.2%. Recorded Music OIBDA fell 16.0% to $279 million for the fiscal year from $332 million in the last fiscal year and OIBDA margin declined 1.2 percentage points to 11.4%. Operating income and OIBDA for the current and prior fiscal year included the Fiscal-Year Severance Charges, which were the primary factors contributing to their declines.

Music Publishing

Music Publishing revenue declined 4.5% from the prior year to $556 million, and was down 5.3% on a constant-currency basis. Domestic Music Publishing revenue fell 11.6% over the prior year to $214 million while international revenue grew 0.6%, but fell 0.9% on a constant-currency basis. Music Publishing revenue was 38% domestic and 62% international.

Digital revenue grew 9.3% and synchronization revenue grew 5.2%, while mechanical revenue declined 7.8% and performance revenue declined 8.4%. On a constant-currency basis, an increase of 7.3% in digital revenue and 3.0% in synchronization revenue was offset by a 9.2% decline in mechanical revenue and an 8.4% decline in performance revenue. Digital revenue represented 10.6% of total Music Publishing revenue in fiscal 2010, up from 9.3% in fiscal 2009.

Music Publishing results included the benefit related to the payment of mechanical royalties accrued in prior years by record companies, as described in the fourth-quarter results above.

Music Publishing operating income fell 11.3% to $86 million, yielding an operating margin of 15.5%, down 1.2 percentage points from fiscal 2009. Music Publishing OIBDA was $157 million, down 4.8% from $165 million in the prior year and OIBDA margin was 28.2% compared to 28.4% in fiscal 2009. Operating income and OIBDA for the current and prior fiscal years included the Fiscal-Year Severance Charges.

Financial details for the quarter and fiscal year can be found in the company’s current Form 10-K, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three and Twelve Months 9/30/10 versus 9/30/09 (dollars in millions, except per share amounts)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	% Change	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2009	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Revenues:	$752	$867	(13%)	$2,984	$3,198	(7%)
Costs and expenses:
Cost of revenues	(386)	(450)	(14%)	(1,572)	(1,719)	(9%)
Selling, general and administrative expenses	(292)	(307)	(5%)	(1,103)	(1,119)	(1%)
Amortization of intangible assets	(54)	(56)	(4%)	(219)	(225)	(3%)

Total costs and expenses	$(732)	$(813)	(10%)	$(2,894)	$(3,063)	(6%)

Operating income	$20	$54	(63%)	$90	$135	(33%)
Interest expense, net	(47)	(49)	(4%)	(190)	(195)	(3%)
Other (expense) income, net	(2)	(1)	100%	(4)	6	—

(Loss) income before income taxes	$(29)	$4	—	$(104)	$(54)	93%

Income tax expense	(17)	(20)	(15%)	(41)	(50)	(18%)

Net loss	$(46)	$(16)	—	$(145)	$(104)	39%
Less: noncontrolling interest (income) loss	—	(2)	100%	2	4	(50%)

Net loss attributable to Warner Music Group Corp.	$(46)	$(18)	—	$(143)	$(100)	43%

Net loss per common share attributable to Warner Music Group Corp. :
Basic	$(0.31)	$(0.12)		$(0.96)	$(0.67)
Diluted	$(0.31)	$(0.12)		$(0.96)	$(0.67)

Weighted average common shares:
Basic	149.8	149.5		149.7	149.4
Diluted	149.8	149.5		149.7	149.4

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 9/30/10 and 09/30/09 (dollars in millions)

	September 30, 2010	September 30, 2009	% Change
	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$439	$384	14%
Accounts receivable, less allowances of $111 and $135	434	550	(21%)
Inventories	37	46	(20%)
Royalty advances (expected to be recouped w/in 1 year)	143	171	(16%)
Deferred tax assets	30	29	3%
Other current assets	46	48	(4%)

Total Current Assets	$1,129	$1,228	(8%)
Royalty advances (expected to be recouped after 1 year)	189	209	(10%)
Investments	9	18	(50%)
Property, plant & equipment, net	121	100	21%
Goodwill	1,057	1,027	3%
Intangible assets subject to amortization, net	1,119	1,317	(15%)
Intangible assets not subject to amortization	100	100	—
Other assets	55	64	(14%)

Total Assets	$3,779	$4,063	(7%)

Liabilities & Deficit:
Current Liabilities
Accounts payable	$206	$212	(3%)
Accrued royalties	1,034	1,185	(13%)
Accrued liabilities	314	282	11%
Accrued interest	59	57	4%
Deferred revenue	100	120	(17%)
Other current liabilities	8	16	(50%)

Total Current Liabilities	$1,721	$1,872	(8%)

Long-term debt	1,945	1,939	—
Deferred tax liabilities, net	169	164	3%
Other noncurrent liabilities	155	172	(10%)

Total Liabilities	$3,990	$4,147	(4%)

Common stock	—	—	—
Additional paid-in capital	611	601	2%
Accumulated deficit	(929)	(786)	18%
Accumulated other comprehensive income, net	53	42	26%

Total Warner Music Group Corp. Shareholders’ Deficit	$(265)	$(143)	85%

Noncontrolling interest	54	59	(8%)

Total Deficit	(211)	(84)	—

Total Liabilities & Deficit	$3,779	$4,063	(7%)

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Twelve Months 9/30/10 versus 9/30/09 (dollars in millions)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	% Change	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$50	$36	39%	$150	$237	(37%)
Net cash (used in) provided by investing activities	(24)	(16)	50%	(85)	82	—
Net cash used in financing activities	(1)	—	(100%)	(3)	(346)	(99%)
Effect of foreign currency exchange rates on cash	14	19	(26%)	(7)	—	(100%)

Net increase (decrease) in cash	$39	$39	—	$55	$(27)	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three and Twelve Months 9/30/10 versus 9/30/09 (dollars in millions)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	% Change	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$85	$120	(29%)	$348	$397	(12%)
Depreciation expense	(11)	(10)	10%	(39)	(37)	5%
Amortization expense	(54)	(56)	(4%)	(219)	(225)	(3%)

Operating income	$20	$54	(63%)	$90	$135	(33%)
Interest expense, net	(47)	(49)	(4%)	(190)	(195)	(3%)
Other (expense) income, net	(2)	(1)	100%	(4)	6	—

Loss before income taxes	$(29)	$4	—	($104)	($54)	93%

Income tax expense	(17)	(20)	(15%)	(41)	(50)	(18%)

Net loss	$(46)	$(16)	—	$(145)	$(104)	39%
Less: noncontrolling interest (income) loss	—	(2)	(100%)	2	4	(50%)

Net loss attributable to Warner Music Group Corp.	$(46)	$(18)	—	$(143)	$(100)	43%

Operating income margin	2.7%	6.2%		3.0%	4.2%
OIBDA margin	11.3%	13.8%		11.7%	12.4%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three and Twelve Months 9/30/10 versus 9/30/09 (dollars in millions)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	% Change	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2009	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$20	$54	(63%)	$90	$135	(33%)
Depreciation and Amortization	65	66	(2%)	258	262	(2%)

Total WMG OIBDA	$85	$120	(29%)	$348	$397	(12%)

Recorded Music Operating Income - GAAP	$7	$49	(86%)	$102	$149	(32%)
Depreciation and Amortization	45	46	(2%)	177	183	(3%)

Recorded Music OIBDA	$52	$95	(45%)	$279	$332	(16%)

Music Publishing Operating Income - GAAP	$38	$43	(12%)	$86	$97	(11%)
Depreciation and Amortization	18	17	6%	71	68	4%

Music Publishing OIBDA	$56	$60	(7%)	$157	$165	(5%)

Constant Currency

Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue, including, for example, the $14 million, $9 million and $5 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, in the three months ended September 30, 2010 compared to the prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Twelve Months 9/30/10 versus 9/30/09 as Reported and Constant Currency (dollars in millions)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Three Months Ended September 30, 2009	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (audited)	As reported (audited)	Constant $ (unaudited)
Revenue by Geography:
US revenue
Recorded Music	$263	$310	$310	$1,043	$1,174	$1,174
Music Publishing	59	79	79	214	242	242
International revenue
Recorded Music	356	404	395	1,412	1,468	1,529
Music Publishing	83	84	79	342	340	345
Intersegment eliminations	(9)	(10)	(10)	(27)	(26)	(26)

Total Revenue	$752	$867	$853	$2,984	$3,198	$3,264

Revenue by Segment:
Recorded Music	$619	$714	$705	$2,455	$2,642	$2,703
Music Publishing
Mechanical	40	62	60	177	192	195
Performance	52	60	57	207	226	226
Synchronization	29	21	21	102	97	99
Digital	18	16	16	59	54	55
Other	3	4	4	11	13	12

Total Music Publishing	142	163	158	556	582	587
Intersegment eliminations	(9)	(10)	(10)	(27)	(26)	(26)

Total Revenue	$752	$867	$853	$2,984	$3,198	$3,264

Total Digital Revenue	$197	$184	$184	$759	$703	$715

Free Cash Flow

Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to service debt, fund ongoing operations and working capital needs, make strategic acquisitions and investments and pay any dividends or fund any repurchases of our outstanding notes or common stock in open market purchases, privately negotiated purchases or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, Free Cash Flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because Free Cash Flow is not a measure of performance calculated in accordance with GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under GAAP — “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free Cash Flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call Unlevered After-Tax Cash Flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider Unlevered After-Tax Cash Flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Twelve Months 9/30/10 versus 9/30/09 (dollars in millions)

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2009
	(unaudited)	(unaudited)	(audited)	(audited)
Net cash flow provided by operating activities	$50	$36	$150	$237
Less: Capital expenditures	21	12	51	27
Less: Net cash paid for (received from) investments	4	4	34	(109)

Free Cash Flow (a)	$25	$20	$65	$319

(a) - Free Cash Flow includes cash paid for interest as follows (dollars in millions):
	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2009
	(unaudited)	(unaudited)	(audited)	(audited)
Free Cash Flow	$25	$20	$65	$319
Plus: Cash paid for interest	—	—	169	109

Unlevered After-Tax Cash Flow	$25	$20	$234	$428

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Media Contact: Will Tanous (212) 275-2244 Will.Tanous@wmg.com	Investor Contact: Jill Krutick (212) 275-4790 Jill.Krutick@wmg.com